As filed with the Securities and Exchange Commission on September 29, 1999.
                                                    Registration No. 333-_______

- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------

                              ACE*COMM CORPORATION
             (Exact name of registrant as specified in its charter)

             MARYLAND                                                                   52-1283030
   (State or other jurisdiction                                                       (IRS Employer
 of incorporation or organization)                                                 Identification No.)

                             704 QUINCE ORCHARD ROAD
                          GAITHERSBURG, MARYLAND 20878
                                 (301) 721-3000
          (Address and Telephone Number of Principal Executive Offices)

          ACE*COMM CORPORATION AMENDED AND RESTATED OMNIBUS STOCK PLAN
                            (Full title of the Plan)

                                GEORGE T. JIMENEZ
                              ACE*COMM CORPORATION
                             704 QUINCE ORCHARD ROAD
                          GAITHERSBURG, MARYLAND 20878
                                 (301) 721-3000
 (Name, Address and Telephone Number, Including Area Code, of Agent for Service)

                                    Copy to:

                               ARIEL VANNIER, ESQ.
                        VENABLE, BAETJER AND HOWARD, LLP
                      1800 MERCANTILE BANK & TRUST BUILDING
                                TWO HOPKINS PLAZA
                               BALTIMORE, MD 21201
                                 (410) 244-7400

                           ---------------------------

                         CALCULATION OF REGISTRATION FEE

                                   Amount to           Proposed maximum            Proposed            Amount of
    Title of Securities                be               offering price             maximum           registration
      to be registered           registered(1)           per share(2)         offering price(2)           fee
- ------------------------------------------------------------------------------------------------------------------------
       Common Stock,               1,000,000              $4.1875               $4,187,500            $1,165
  par value $.01 per share           Shares
========================================================================================================================

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers such additional shares of Common Stock as may become issuable pursuant to stock splits, stock dividends and the anti-dilution provisions of the ACE*COMM Corporation Amended and Restated Omnibus Stock Plan.

(2) Calculated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and (h), based upon the average of the high and low prices of the Registrant's Common Stock reported on the Nasdaq National Market on September 24, 1999.

     ACE*COMM Corporation (the "Registrant" or "Company") registered 2,200,000 shares for issuance under the ACE*COMM Corporation Amended and Restated Omnibus Stock Plan (the "Plan") pursuant to a Registration Statement of Form S-8 that was filed with the Securities and Exchange Commission (the "Commission") and became effective on September 16, 1996 (File No. 333-12107), which Registration Statement is incorporated herein by reference.

                                     PART II

Item 3.           Incorporation of Documents by Reference.

                  The following documents previously filed with the Commission by the Registrant are incorporated herein by reference:

(1) The Registrant's most recent annual report on Form 10-K, filed with the Commission on September 28, 1999 (File No. 0-21059), which contains audited financial statements for the fiscal year ended June 30, 1999;

(2) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed to update the description.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 6.           Indemnification of Directors and Officers.

                  Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those or other capacities, unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; or (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. In addition, Section 2-418(f) of the Corporations and Associations Article of the Annotated Code of Maryland permits a corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses (including attorney's fees) incurred by a present or former director or officer made a party to the proceeding by reason of his service in that capacity, provided that the corporation shall have received (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

                  The Registrant has provided for indemnification of directors, officers, employees, and agents in Article VIII of its charter, as amended. This provision reads as follows:

         Section 1.  Mandatory Indemnification.

                  The Corporation shall indemnify its currently acting and its former directors and officers against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted by the Maryland General Corporation Law, as from time to time amended.

         Section 2.  Discretionary Indemnification.

                  If approved by the Board of Directors, the Corporation may indemnify its employees, agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise or employee benefit plan to the extent determined to be appropriate by the Board of Directors.

         Section 3.  Advancing Expenses Prior to a Decision.

                  The Corporation shall advance expenses to its directors and officers entitled to mandatory indemnification to the maximum extent permitted by the Maryland General Corporation Law, as from time to time amended, and may in the discretion of the Board of Directors advance expenses to employees, agents and others who may be granted indemnification.

         Section 4.  Other Provisions for Indemnification.

                  The Board of Directors may, by bylaw, resolution or agreement, make further provision for indemnification of directors, officers, employees and agents.

         Section 5.  Limitation of Liability of Directors and Officers.

                  To the maximum extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, as from time to time amended, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for money damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

         Section 6.  Effect of Amendment or Repeal.

                  No amendment, modification or repeal of this charter, nor the adoption of any additional provision of this charter or the By-laws nor, to the fullest extent permitted by the Maryland General Corporation Law, any amendment, modification or repeal of law shall eliminate or reduce the effect of the provisions in this charter limiting liability or indemnifying certain persons or adversely affect any right or protection then existing thereunder in respect of any acts or omissions occurring prior to such amendment, modification, repeal, or adoption.

Item 8.           Exhibits.
                  ---------

      4.1  -      Articles of Amendment and Restatement dated August 19, 1996
                  (incorporated herein by reference to Exhibit 4.1 to the
                  Company's Registration Statement on Form S-8 (File No.
                  333-12107)) and Articles of Amendment and Articles
                  Supplementary dated October 15, 1996 (incorporated herein by reference to Exhibit 3.5 to the Company's Quarterly Report on
                  Form 10-Q for the quarter ended September 30, 1998 (File No.
                  0-21059)).

      4.2  -      Amended and Restated Bylaws, as amended through July 26,
                  1996 (incorporated herein by reference to Exhibit 4.2 to the
                  Company's Registration Statement on Form S-8 (File No.
                  333-12107)).

      5.1  -      Opinion of Venable, Baetjer and Howard, LLP (filed herewith).

     23.1  -      Consent of PricewaterhouseCoopers LLP  (filed herewith).

     23.2  -      Consent of Ernst & Young LLP  (filed herewith).

     23.3  -      Consent of Venable, Baetjer and Howard, LLP (contained in
                  Exhibit 5.1).

     24.1  -      Power of Attorney.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, ACE*COMM Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Gaithersburg in the State of Maryland on this 29th day of September, 1999.


                                              ACE*COMM CORPORATION


                                              ----------------------------------
                                              George T. Jimenez
                                              Chief Executive Officer
                                              (Principal Executive Officer)


KNOW ALL MEN BY THESE PRESENTS that the undersigned Directors of ACE*COMM CORPORATION, a Maryland Corporation, hereby constitute and appoint GEORGE T. JIMENEZ and S. JOSEPH DORR, or either of them acting alone, the true and lawful agents and attorneys in fact of the undersigned in each case with full power and authority in either of said agents and attorneys in fact, to sign for the undersigned and in his or her name, in the capacity indicated opposite his or her name, this Registration Statement of ACE*COMM Corporation on Form S-8 (and any pre-effective or post-effective amendment or supplement to such Registration Statement) to be filed under the Securities Act of 1933, as amended, with the Securities and Exchange Commission

                  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 29th day of September, 1999.


Signature                                          Capacity
- ---------                                          --------

- ------------------------------------               Chief Executive Officer and Director
/s/George T. Jimenez                               (Principal Executive Officer)


- ------------------------------------               Executive Vice President - Finance and
/s/James K. Eckler                                 Administration
                                                   (Principal Financial Officer)


- ------------------------------------               Director
/s/Paul G. Casner, Jr.


- ------------------------------------               Director
/s/Gilbert A. Wetzel


- ------------------------------------               Director
/s/William R. Newlin


- ------------------------------------               Director
/s/Harry M. Linowes

                                  EXHIBIT INDEX

EXHIBIT NUMBER    DESCRIPTION
- --------------    -----------
      4.1                  Articles of Amendment and Restatement dated August 19, 1996
                           (incorporated herein by reference to Exhibit 4.1 to the
                           Company's Registration Statement on Form S-8 (File No.
                           333-12107)) and Articles of Amendment and Articles
                           Supplementary dated October 15, 1996 (incorporated herein by reference to Exhibit 3.5 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (File
                           No. 0-21059)).

      4.2                  Amended and Restated Bylaws, as amended through July
                           26, 1996 (incorporated herein by reference to Exhibit
                           4.2 to the Company's Registration Statement on Form
                           S-8 (File No. 333-12107)).

      5.1                  Opinion of Venable, Baetjer and Howard, LLP (filed herewith).

     23.1                  Consent of PricewaterhouseCoopers LLP  (filed herewith).

     23.2                  Consent of Ernst & Young LLP  (filed herewith).

     23.3                  Consent of Venable, Baetjer and Howard, LLP (contained in
                           Exhibit 5.1).

     24.1                  Power of Attorney (contained in the signature page).


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